Exhibit 1A-2B

ASSET MANAGEMENT AGREEMENT

THIS ASSET MANAGEMENT AGREEMENT (this “Agreement”) is entered into effective as of March 1, 2018, by and between AHP CAPITAL MANAGEMENT, LLC, an Ohio limited liability company (the “Investment Manager”), and AHP SERVICING, LLC, a Delaware limited liability company (“AHP Servicing”).

WHEREAS, the Investment Manager is a party to that certain Investment Advisory and Management Services Agreement dated January 27, 2016 (the “Investment Management Agreement”) with American Homeowner Preservation 2015A+ LLC (“2015A+”), pursuant to which the Investment Manager providers certain investment advisory, asset management and other services to 2015A+;

WHEREAS, the Investment Management Agreement authorizes the Investment Manager to delegate its rights and obligations under the Investment Management Agreement to third parties at the Investment Manager’s sole discretion; and

WHEREAS, the Investment Manager desires to delegate certain asset management functions under the Investment Management Agreement as well as the associated asset management fees to AHP Servicing, and AHP Servicing desires to accept such delegation, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.       Appointment of AHP Servicing. The Investment Manager hereby appoints AHP Servicing to serve as the asset manager for certain mortgage loans held by 2015A+ and identified by the Investment Manager to AHP Servicing from time to time (the “Loans”). AHP Servicing accepts such appointment and agrees to perform such asset management services as the Investment Manager may reasonably request from time to time with respect to the Loans (the “Services”).

2.       Term. The term of this Agreement shall commence as of the date first set forth above and shall continue until such time as there are no Loans as to which AHP Servicing is providing the Services, unless earlier terminated in accordance with section 9 (the "Term"). Any extension of the Term will be subject to mutual written agreement of the parties.

3.       Compensation of Asset Manager. As compensation for performing the Services, the Investment Manager shall pay AHP Servicing a fee of $60 per month per Loan managed by AHP Servicing pursuant to section 1.

4.       Status of AHP Servicing. AHP Servicing shall for all purposes hereunder be an independent contractor and not an agent or employee of the Investment Manager or 2015A+, nor shall anything herein be construed as making AHP Servicing a partner or co-venturer with the Investment Manager, 2015A+ or any of their respective members, officers, directors, employees, partners, managers, shareholders or agents (all of the foregoing affiliates, persons and entities, collectively, “Affiliates”) or clients. AHP Servicing shall have no authority to act for, represent, bind or obligate the Investment Manager or 2015A+ except as specifically provided herein.

5.       Performance of Services. AHP Servicing agrees to perform the Services at all times in compliance with the provisions of all applicable law as well as all policies and procedures adopted by the Investment Manager from time to time; provided that AHP Servicing shall not be bound by any such policies or procedures until it has been given notice thereof.

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6.       Services to Other Clients. Nothing herein shall be construed or interpreted as limiting AHP Servicing’s (and its Affiliates’) ability to provide asset management, loan servicing and other services to any other party (or for its own benefit)).

7.       Expenses. Each party shall be responsible for all of its expenses incurred in connection with this Agreement.

8.       Exculpation and Indemnification.

(a)       Notwithstanding any other provision of this Agreement to the contrary, AHP Servicing shall not be liable to the Investment Manager, 2015A+ or their respective Affiliates for any action or inaction in connection with the performance of the Services unless such action or inaction is determined by a final, non-appealable judgment of a court of competent jurisdiction to constitute gross negligence or willful misconduct on the part of AHP Servicing. It shall be conclusively presumed and established that AHP Servicing shall be entitled to exculpation hereunder if any action is taken, or not taken, by it on the advice of legal counsel or other independent outside consultants. Any exculpation under this section shall apply only to the extent that such exculpation does not violate applicable law.

(b)       Notwithstanding any other provision of this Agreement to the contrary, the Investment Manager will indemnify and hold harmless AHP Servicing and its officers, directors, managers, members, stockholders, employees and agents (collectively, “Indemnified Persons”) from and against any and all claims, liabilities, actions, demands, losses, costs, expenses (including attorneys’ fees and other expenses of litigation), damages, penalties or interest incurred in connection with any lawsuit, action, claim, legal proceeding, arbitration, investigation or similar proceeding related to any action or inaction by any of them in connection with the Services (including the settlement of any such lawsuit, action, claim, legal proceeding or arbitration); provided, however, that Indemnified Person is not guilty of gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction. The Investment Manager shall advance amounts and/or pay expenses as incurred in connection with the indemnification obligation herein. In the event this indemnification obligation shall be deemed unenforceable, whether in whole or in part, such unenforceable portion shall be stricken or modified so as to give effect to this section 8(b) to the fullest extent permitted by law.

(c)       The foregoing provisions of this section 8 shall survive the termination of the Agreement.

9.       Termination. This Agreement may be terminated by any party at any time during the term of this Agreement.

10.     Governing Law, Personal Jurisdiction and Venue. The parties acknowledge and agree that any claim, controversy, dispute or action relating in any way to this Agreement or the subject matter of this Agreement shall be governed solely by the laws of the State of New York, without regard to any conflict of laws doctrines. The parties irrevocably consent to and submit to the exclusive personal jurisdiction of the federal and state courts situated in the county of New York in the State of New York and irrevocably waive any objections to the personal jurisdiction of these courts. Said courts shall have sole and exclusive jurisdiction over any and all claims, controversies, disputes and actions which in any way relate to this Agreement or the subject matter of this Agreement. The parties also consent to and irrevocably waive any objections that these courts constitute an oppressive, unfair, or inconvenient forum and agree not to seek to change venue on these grounds or any other grounds.

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11.     Notices. Any notice, consent or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, return receipt requested, as follows:

If to the Investment Manager:

AHP Capital Management, LLC

440 S. LaSalle St., Suite 1110

Chicago, IL 60605

Attention: DeAnn O’Donovan

If to AHP Servicing:

AHP Servicing LLC

440 S. LaSalle St., Suite 1110

Chicago, IL 60605

Attention: DeAnn O’Donovan

12.     Entire Agreement. This Agreement contains all of the terms agreed upon or made by the parties relating to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

13.     Amendments and Waivers. No provision of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the parties. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

14.     Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, the Investment Manager, each Indemnified Person, and their respective successors and permitted assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement.

15.     Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

16.     Counterparts. This Agreement may be signed in one or more counterparts (which may be by facsimile or electronic transmission), each of which shall be deemed an original, but all of which when taken together shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized representative, as of the date first above written.

AHP SERVICING, LLC By: _______________________________ DeAnn O’Donovan, President & CEO Date: __________	AHP CAPITAL MANAGEMENT, LLC By: _______________________________ DeAnn O’Donovan, President & CEO Date: __________

Acknowledged by: AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC By: _______________________________ DeAnn O’Donovan, President & CEO Date:__________

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